Exhibit 5.2

ENSafrica The MARC | Tower 1 129 Rivonia Road Sandton Johannesburg South Africa 2196 P O Box 783347 Sandton South Africa 2146 Docex 152 Randburg tel +2711 269 7600 info@ENSafrica.com

AngloGold Ashanti Limited
76 Rahima Moosa Street
Newtown
Johannesburg 2001
(P.O. Box 62117, Marshalltown, 2107)
South Africa

AngloGold Ashanti Holdings plc
Falcon Cliff
Palace Road
Douglas
Isle of Man
IM2 4LB

(the “Addressees”)
our ref
your ref
1 April 2019	date

Ladies and Gentlemen,

AngloGold Ashanti Limited: Form F-3 Registration Statement pursuant to the U.S. Securities Act of 1933, dated 1 April 2019

1.	Introduction

1.1.
We have acted as independent South African legal adviser to AngloGold Ashanti Limited ("AngloGold") and AngloGold Ashanti Holdings plc ("AngloGold Holdings"), in connection with the filing by each, with the U.S. Securities and Exchange Commission (the "Commission"), of the Form F-3 registration statement dated 1 April 2019 (the "Registration Statement"), which Registration Statement:

1.1.1.	includes the AngloGold and AngloGold Holdings prospectus dated 1 April 2019; and

1.1.2.
is in respect of the registration of (i) an indeterminate principal amount of AngloGold debt securities and, separately, guaranteed debt securities of AngloGold Holdings (collectively the "Debt Securities"), (ii) an indeterminate principal amount of AngloGold ordinary shares (the "Ordinary Shares"), (iii) an indeterminate number of warrants which may be exercised to purchase ordinary shares of AngloGold (the "Warrants"), (iv) an indeterminate number of rights which may be exercised to purchase ordinary shares of AngloGold (the "Rights") and (v) the guarantees issued by AngloGold from time to time in respect of the guaranteed debt securities of AngloGold Holdings (the "Guarantees"); and

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1.1.3.	is filed pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”).

1.2.	Capitalised terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

1.3.	In connection with this opinion (this "Opinion"), we have:

1.3.1.	examined an executed copy of:

1.3.1.1.	the Registration Statement;

1.3.1.2.	the form of the Indenture relating to the AngloGold debt securities included as Exhibit 4.1 to the Registration Statement; and

1.3.1.3.	the Indenture relating to the AngloGold Holdings guaranteed debt securities dated 28 April 2010 included as Exhibit 4.2 to the Registration Statement,

(the documents listed in paragraphs 1.3.1.2 and 1.3.1.3 above being hereinafter referred to as the "Offering Documents");

1.3.2.	relied upon and examined:

1.3.2.1.	a copy of:

1.3.2.1.1.
a certified extract of the minutes of the meeting of the shareholders of AngloGold held on 16 May 2018, pursuant to which the board of directors of AngloGold is authorised to provide  direct or indirect financial assistance to any related or inter-related company or corporation, in terms of sections 44 and/or 45 of the Companies Act, 2008 (Act No. 71 of 2008) (the "Companies Act");

1.3.2.1.2.
a copy of the written resolution passed by the board of directors of AngloGold on or about 25 March 2019, pursuant to which (i) AngloGold is authorised to enter into the transactions contemplated by the Registration Statement and the Offering Documents, and (ii) the Authorised Officers (as defined therein) are authorised, on behalf of AngloGold, to prepare and/or negotiate and sign the Registration Statement and the Offering Documents and to act in connection with the Registration Statement and the  Offering Documents;

1.3.2.2.
constitutive documents of AngloGold, including without limitation, the Memorandum of Incorporation (previously the Memorandum and Articles of Association) of AngloGold, and AngloGold’s Certificate of Incorporation,

(the documents listed in paragraph 1.3.2 above hereinafter being referred to as the "Authorising Documents");

1.3.3.
relied upon and examined a copy of the report(s) produced by a search of the records of the Companies and Intellectual Property Commission ("CIPC") carried out in respect of AngloGold on 28 March 2019.

2.	Opinions

2.1.	Based upon our examination of all the documents and information referred to in paragraph 1.3 above, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

2.1.1.	AngloGold is a limited liability company duly incorporated and validly existing under the laws of the Republic of South Africa ("South Africa");

2.1.2.
AngloGold has corporate power and authority to enter into and perform its obligations under the Offering Documents, has validly executed the Offering Documents to which it is a party and the execution and performance thereof has been duly authorised by all necessary action on the part of AngloGold and do not violate the applicable laws of South Africa now in effect;

2.1.3.
the entering into the Offering Documents by AngloGold and the performance by AngloGold of its obligations thereunder do not and will not conflict with, or result in a breach of, any of the terms or provisions of any of AngloGold's constitutive documents, including without limitation, the Memorandum of Incorporation of AngloGold;

2.1.4.	the Authorised Officers that signed the Offering Documents on behalf of AngloGold are authorised by AngloGold to sign the Offering Documents and to act in connection with the Offering Documents;

2.1.5.	the obligations of AngloGold arising or which may from time to time arise pursuant to the:

2.1.5.1.	Offering Documents; and

2.1.5.2.	Ordinary Shares, Debt Securities, Warrants, Rights and Guarantees, in each case subject to paragraphs 2.1.6 to 2.1.10 below, as the case may be,

constitute the legal, valid and binding obligations of AngloGold, enforceable against AngloGold in accordance with their terms, except as such enforcement may be limited by applicable insolvency, liquidation, business rescue, curatorship, reorganisation or other similar laws affecting the enforcement of creditors’ rights generally;

2.1.6.
when the Ordinary Shares to which the Registration Statement relates have been (i) duly authorised, (ii) duly issued in accordance with the Companies Act and the Memorandum of Incorporation of AngloGold, and (iii) duly paid for, the Ordinary Shares will be duly and validly issued, fully paid and non-assessable;

2.1.7.
when the Debt Securities of AngloGold to which the Registration Statement relates have been (i) duly authorised, (ii) duly issued in accordance with the Offering Documents and the relevant provisions of the Companies Act (if applicable) and the Memorandum of Incorporation of AngloGold, and (iii) duly paid for, the Debt Securities will be duly and validly issued;

2.1.8.
when the Warrants to which the Registration Statement relates have been (i) duly authorised, (ii) duly issued in accordance with the applicable warrant agreement and the relevant provisions of the Companies Act and the Memorandum of Incorporation of AngloGold, and (iii) duly paid for, the Warrants will be duly and validly issued;

2.1.9.
when the Rights to which the Registration Statement relates have been (i) duly authorised, (ii) duly issued in accordance with the applicable subscription agreement and the relevant provisions of the Companies Act and the Memorandum of Incorporation of AngloGold (including in respect of the certificates or book entry interests relating thereto), and (iii) duly paid for, the Rights will be duly and validly issued; and

2.1.10.
when the Guarantees to which the Registration Statement relates have been (i) duly authorised, and (ii) duly authenticated in accordance with the Offering Documents, the Guarantees will be duly and validly issued.

3.	Assumptions, Reservations and Qualifications

The opinions contained herein are subject to the following assumptions, reservations and qualifications (and those contained elsewhere in this Opinion):

3.1.
The opinions contained herein are given as of the date hereof.  We express no opinion as to the laws of any jurisdiction other than the laws of South Africa.  This Opinion is limited to the laws and regulations in effect in South Africa on and as of the date of this Opinion and is given on the basis that it will be governed and construed in accordance with South African law applicable as at the date hereof.  No obligation is assumed to update this Opinion or to inform any person of any changes in South African law or other matters coming to our knowledge and occurring after the date hereof, which may affect this Opinion in any respect. This Opinion encompasses only the matters expressly dealt with herein and its ambit may not be extended by implication or otherwise to deal with or encompass any other matters.

3.2.	This Opinion assumes in relation to the Registration Statement and the Offering Documents:

3.2.1.
that the Ordinary Shares will be duly authorised, issued and paid for (or consideration thereon will be duly received by AngloGold), all in accordance with the Companies Act and the Memorandum of Incorporation of AngloGold;

3.2.2.
that the term “non-assessable”, as contemplated in paragraph 2.1.6 above, means, for purposes of this Opinion, that a holder of the Ordinary Shares will not, solely because of its status as holder of the Ordinary Shares, be liable, to AngloGold or the creditors of AngloGold, for any additional assessments or calls in respect of the Ordinary Shares;

3.2.3.
that the Ordinary Shares to which the Warrants and/or the Rights relate, will be duly authorised, issued and paid for, all in accordance with the relevant provisions of the Companies Act and the Memorandum of Incorporation of AngloGold;

3.2.4.
that the Debt Securities of AngloGold, as contemplated in the Offering Documents, will be duly authorised, issued and paid for, all in accordance with the relevant provisions of the Companies Act (if applicable) and the Memorandum of Incorporation of AngloGold;

3.2.5.
that the Guarantees given by AngloGold, as contemplated in the Offering Documents, will be duly authorised and authenticated, all in accordance with the relevant provisions of the Companies Act (if applicable) and the Memorandum of Incorporation of AngloGold;

3.2.6.
that all legal and administrative formalities in relation to the issue of the Ordinary Shares, including, but not necessarily limited to, the endorsement, by the relevant authority, of the share certificates of the Ordinary Shares as "non-resident", will be complied with;

3.2.7.	the authenticity of each signatory’s signature to the Offering Documents;

3.2.8.	the legal capacity of all signatories, and that persons purporting to hold particular offices or to sign any document in particular capacity to hold those offices or fill those capacities;

3.2.9.
that there is an absence of any fraud or mistake in contract on the part of the parties to the Offering Documents and, where applicable, their respective officers, employees, agents and advisors when entering into the Offering Documents;

3.2.10.	the due execution of each of the Offering Documents by the parties thereto;

3.2.11.	the completeness and conformity of the original Offering Documents to the copies of the Offering Documents supplied to us;

3.2.12.	that the Offering Documents and Authorising Documents as reviewed by us have not been superseded, amended or novated in any respect;

3.2.13.	that each of the parties to the Offering Documents (other than AngloGold) has, in accordance with the laws of the jurisdiction in which such party is incorporated:

3.2.13.1.	the capacity, power and authority;

3.2.13.2.	fulfilled all internal authorisation procedures and applicable formalities; and

3.2.13.3.	obtained all necessary agreements, consents, licenses or qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any contract binding upon it),

to enter into the Offering Documents and to perform their respective obligations thereunder;

3.2.14.	that none of the parties to the Offering Documents has adopted any resolution or taken any action that would affect in any respect any of the opinions expressed herein;

3.2.15.
that none of the parties to the Offering Documents (other than AngloGold, to the extent indicated in any report produced by a search of the records of CIPC) has passed a voluntary winding up resolution, no petition has been presented or order made by a court for the winding up, dissolution, business rescue proceedings or other administration of such parties, nor has any receiver, liquidator business rescue practitioner or similar officer been appointed in relation to such parties or in relation to any of the assets or revenues of such parties;

3.2.16.
that all authorisations constituted by the resolutions referred to in paragraph 1.3.2.1 and the delegation of all authorities under and/or in respect thereof have been validly made and remain in full force and effect, the directors have been duly appointed, the meetings of directors or shareholders, as the case may be, were duly convened and held (where applicable), the directors duly disclosed any personal financial interests as required by section 75 of the Companies Act (and duly complied with the provisions of that section to the extent applicable)  and all such director and shareholder resolutions have been duly passed in accordance with the applicable provisions of the Companies Act and the Memorandum of Incorporation of AngloGold;

3.2.17.
that the board of directors of AngloGold is bona fide in its assessment of the reasonably foreseeable financial circumstances of AngloGold and the board of directors of AngloGold is satisfied that: (i) immediately after providing the contemplated financial assistance, AngloGold would satisfy "the solvency and liquidity test" (as defined in the Companies Act); and (ii) the terms under which the financial assistance is proposed to be given are fair and reasonable to AngloGold;

3.2.18.	that all exchange control approvals will, if and when required, be obtained by AngloGold;

3.2.19.
the copies of the Memorandum of Incorporation and other constitutive documents of AngloGold supplied to us were true, complete and up-to-date in all respects and have not been amended, superseded or novated in any respect;

3.2.20.
the transactions contemplated by and the obligations assumed under the Offering Documents are for the benefit of the parties thereto and that no person has been, or will be, engaged in conduct that is misleading or deceptive or likely to mislead or deceive in relation thereto and no disposition of property effected by any Offering Document is made wilfully to defeat an obligation owed to a creditor or at an undervalue in violation of the applicable laws of South Africa now in effect;

3.2.21.	that there are no provisions of the laws of any jurisdiction outside South Africa which invalidate the choice of New York law by the parties to the Offering Documents;

3.2.22.	that the Offering Documents are valid and binding on each party under the laws of any jurisdiction, other than South Africa;

3.2.23.
that there are no agreements, documents or arrangements in existence between the parties to the Offering Documents which materially affect, amend or vary the terms of the transactions contemplated under the Offering Documents;

3.2.24.
that there are no provisions of the laws of any jurisdiction outside South Africa which would be contravened by the execution or delivery of the Offering Documents, and that, insofar as any obligation expressed to be incurred under the Offering Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside South Africa, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

3.2.25.
that AngloGold is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of its entry into the Offering Documents and performance of the transactions contemplated therein; and

3.2.26.
that none of the parties to the Offering Documents has taken any corporate action or other steps,  and no legal proceedings have been started or threatened, for the liquidation, winding up, sequestration or similar proceedings, as the case may be, in any relevant jurisdiction in respect of any of the parties to the Offering Documents.

3.3.
Any foreign judgment obtained in respect of the Offering Documents will, subject to the permission of the Minister of Economic Affairs (if the Protection of Businesses Act, 1978 (Act No. 99 of 1978) (the "Businesses Act") is applicable) be recognised and enforced in accordance with the ordinary procedures applicable under South African law for the enforcement of foreign judgments; provided that:

3.3.1.	the judgment is final and conclusive;

3.3.2.
the recognition and enforcement of the judgment is not against public policy in that, among other things, the judgment was not obtained by fraud or rendered contrary to natural justice, and does not involve the enforcement of foreign penal or revenue laws;

3.3.3.	the recognition and enforcement of the judgment does not contravene section 1A of the Businesses Act, which prohibits the payment of multiple or punitive damages; and

3.3.4.
the foreign court in question had jurisdiction and international competence according to the principles recognised by the laws of South Africa and, in regard to these principles, and foreign judgments based on money claims, the courts of South Africa recognise jurisdiction and international competence on the basis of the submission, whether by agreement or by conduct, of the defendant to the jurisdiction of the foreign court or the residence of the defendant in the area of the foreign court at the time of the commencement of the action.

3.4.
South Africa is a signatory to the New York Convention dated 10 June 1958, as has been recognised and enforced by the enactment of the International Arbitration Act, 2017 (Act No. 15 of 2017), which provides the mechanism for the enforcement of foreign arbitration awards in South Africa.  Any foreign arbitration award obtained in respect of the Offering Documents will, subject to the permission of the Minister of Economic Affairs (if the Businesses Act is applicable) be recognised and enforced in South Africa, provided that:

3.4.1.	the relevant arbitration award is final and conclusive;

3.4.2.	it is permissible in terms of South African law that the subject matter of the dispute concerned be governed by arbitration;

3.4.3.	the arbitration award deals with a dispute contemplated by or falling within the provisions of the relevant reference to arbitration in the relevant arbitration agreement;

3.4.4.	the recognition and enforcement of the arbitration award is not against public policy;

3.4.5.
the constitution of the arbitration tribunal and the arbitration proceedings concerned were in accordance with the relevant arbitration agreement or in accordance with the laws of the country in which the arbitration proceedings took place;

3.4.6.
the parties to the arbitration agreement had capacity to contract under the law applicable to them and the arbitration agreement is valid under the laws of the country to which the parties have subjected the arbitration agreement or where the arbitration award was made; and

3.4.7.
the party against whom the arbitration award is sought to be enforced received notice of the appointment of the arbitrator and of the arbitration proceedings concerned and was able to present its case at the arbitration proceedings.

3.5.	The South African courts will not apply a foreign law if:

3.5.1.	it is not pleaded and proved; or

3.5.2.	the selection of the foreign law was not bona fide and legal; or

3.5.3.	to do so would be contrary to public policy.

3.6.
In respect of any suit or action by any counterparty against AngloGold in South African courts, such counterparty, as a foreign plaintiff or perigrinus may be required in terms of South African law to deposit security for certain legal costs in respect of legal proceedings instituted in the courts of South Africa.

3.7.	Any signature on the Offering Documents signed outside South Africa must be authenticated:

3.7.1.	if signed in England, by a notary public in England; or

3.7.2.	if elsewhere, in accordance with the Uniform Rules of Court (of South Africa),

in order for the document to be received in the courts of South Africa unless the document is shown to the satisfaction of the court to have been actually signed by the person purporting to have signed such document.

3.8.
Under South African law, a court will not accept a complete ouster of jurisdiction, although generally it recognises party autonomy and gives effect to a choice of law.  However, jurisdiction remains within the discretion of the court and a court may, in certain instances, assume jurisdiction provided there are sufficient jurisdictional connecting factors.  Similarly, the courts may, in rare instances, choose not to give effect to a choice of jurisdiction clause, if such choice is contrary to public policy.

3.9.
It is uncertain under South African law whether the parties to a contract can agree in advance the governing law of claims connected with the contract but which are not claims under the contract, such as claims in delict (tort).

3.10.	A South African court may determine, in its discretion, that the parties to the Offering Documents are able to amend it by oral agreement despite any provisions to the contrary.

3.11.
South African company law is governed by statute and by common law.  The Companies Act and the regulations published under section 223 thereof have replaced the Companies Act, 1973 (Act No. 61 of 1973) (the "Old Companies Act") in its entirety, except for Chapter 14 thereof, that deals with the winding-up of companies.  The views expressed in this Opinion are based on our interpretation of the Companies Act as at the date of this Opinion and are formed without the benefit of a general body of case law on, or established practice under, the Companies Act.

3.12.	Winding-Up and Insolvency

3.12.1.
Under South African law, the winding-up and business rescue of companies is regulated by both the Companies Act, the Old Companies Act and the Insolvency Act, 1936 (Act No. 24 of 1936) (the "Insolvency Act").

3.12.2.
The effect of the Companies Act, the Old Companies Act and the Insolvency Act (together with any other laws regulating the enforcement of creditors' rights generally) is such that if the parties are subject to winding up, then the parties may not have the power, capacity and authority to conclude the Offering Documents to which they are a party, as the power, capacity and authority of the parties may be limited or affected by bankruptcy, insolvency, reorganisation, moratorium, fraudulent conveyance and other similar laws (including constitutional laws and court decisions) including, without limitation, limitations introduced by way of equitable principles and public policy.

3.12.3.
The further effect of the Old Companies Act, the Companies Act and the Insolvency Act and any other laws regulating the enforcement of creditors' rights generally is such that it may not be possible for the parties to enforce the rights conferred by the Offering Documents to the full extent  contemplated therein as the enforceability of such Offering Documents may be limited or affected by bankruptcy, insolvency, business rescue proceedings, reorganisation, moratorium, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect, including without limitation, limitations introduced by way of equitable principles. Accordingly, as used in this Opinion, the term "enforceable" means that each of the obligations of AngloGold under the Offering Documents is of a type and form enforced by the courts of South Africa.  It is not certain, however, that each such obligation will be enforced in accordance with its terms in every circumstance, enforcement being subject to, among other things:

3.12.3.1.	the laws affecting creditors’ rights generally including, but not limited to, insolvency laws;

3.12.3.2.	the laws of prescription and set-off, pursuant to which claims may become time-barred or may be or may become subject to defences of set-off or counterclaim;

3.12.3.3.
where obligations are to be performed in a jurisdiction outside South Africa, they may not be enforceable in South Africa to the extent that performance would be illegal under the laws of the other jurisdiction or contrary to public policy in such other jurisdiction;

3.12.3.4.	payment obligations that are contrary to the exchange control regulations of any country or economic union in whose currency the relevant amounts are payable may not be enforceable in South Africa;

3.12.3.5.	enforcement may be limited to the extent that matters in respect of which it has been expressly assumed herein will be done, have not been done;

3.12.3.6.	enforcement of obligations may be invalidated by reason of fraud, duress, misrepresentation, or undue influence;

3.12.3.7.	matters of procedure upon enforcement of the Offering Documents will be governed by and determined in accordance with the law of the forum where such enforcement takes place; and

3.12.3.8.	principles of equity and the doctrine of the South African courts in enforcing equitable remedies and principles of public policy.

3.12.4.
Under the Old Companies Act, a company may be wound up (i) voluntarily (a creditors’ voluntary winding-up or a members’ voluntary winding up) by way of a special resolution of the members of the company or (ii) by the court by way of a court order.  Any report produced by a search of the records of CIPC will not reveal (i)  any special resolution which has been passed by the members of a company for a creditors’ or a members’ voluntary winding-up of the company which has not been registered with CIPC, (ii)  any order made by a court for the liquidation, winding-up or business rescue of a company of which CIPC has not been notified, or (iii)  any petition presented to a court for the liquidation, winding-up or business rescue of a company.  In regard to sub-paragraph (ii) it should be noted that there may be a delay of more than six months before an order made by a court for the liquidation, winding-up or business rescue of a company is notified to CIPC.

3.13.	To the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty under South African law.

3.14.
The effectiveness of any provision of any Offering Document which allows an invalid provision to be severed in order to save the remainder of such Offering Document will be determined by the South African courts in their discretion.

3.15.
Any provision in the Offering Documents that a person shall not exercise a right or obligation conferred or imposed on that person by South African law, is subject to considerations of public policy. There is authority in South African law to indicate that persons may not contract in violation of South African law made for the benefit of the public.

3.16.
South African courts may not enforce a provision of the Offering Documents that limits a fundamental constitutional right of a South African contract party. In determining the constitutional validity of contractual provisions, South African courts will have regard to (i) public policy considerations, including whether the contractual provision is fair and reasonable in content and with reference to its enforcement in the relevant circumstances; (ii) competing rights such as the common law right of freedom of contract; and (iii) the relative bargaining positions of the contract parties.

3.17.	The Conventional Penalties Act, 1962 (Act No.15 of 1962) of South Africa provides (inter alia) that:

3.17.1.
a creditor shall not be entitled to recover, in respect of an act or omission which is the subject of a penalty stipulation, both the penalty and damages or, except where the relevant contract expressly so provides, to recover damages in lieu of the penalty; and

3.17.2.
if upon the hearing of a claim for a penalty, it appears to the court that such penalty is out of proportion to the prejudice suffered by the creditor by reason of the act or omission in respect of which the penalty was stipulated, the court may reduce the penalty to such extent as it may consider equitable in the circumstances; provided that in determining the extent of such prejudice the court shall take into consideration not only the creditor’s proprietary interest but every other rightful interest which may be affected by the act or omission in question.

3.18.
The power of a South African court to order specific performance of an obligation or to grant injunctive relief is discretionary and, accordingly, we express no opinion as to whether such remedies will be available in respect of any of the obligations of AngloGold under the Offering Documents.

3.19.
Generally, certificates as evidence of indebtedness issued by a creditor to a debtor, or as to other facts, are under South African law, subject to enquiry and may accordingly not be valid or enforceable if expressed to be conclusive.

3.20.
Provisions that a defaulting party will pay all of the innocent party’s legal costs of taking action are not enforced by the South African courts, and the general rules relating to party and party, attorney and client and attorney and own client costs are applied.

3.21.
A determination, designation, calculation or certificate of any party to the Offering Documents, as to any matter provided for in the Offering Documents might, in certain circumstances, be held by the South African courts not to be final, conclusive or binding (for example, if it could be shown to have an arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the Offering Documents.

3.22.
Where a party to the Offering Documents is vested with a discretion or may determine a matter in its opinion, the South African courts if called upon to consider the question may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

3.23.	The effectiveness of terms releasing or exculpating any party from, or limiting or excluding, a liability or duty otherwise owed, may be limited by law in South Africa.

3.24.
Any claim that any counterparty may have against AngloGold arising out of or in connection with the Offering Documents will, under the laws of South Africa, prescribe after the expiry of a period of three years from the date on which the cause of action in respect of such claim arose.

3.25.	Any provision that a person shall not exercise or perform a right or obligation conferred or imposed on that person by statute, is subject to considerations of public policy.

3.26.	Except as explicitly stated herein, we give no opinion as to:

3.26.1.	matters of fact;

3.26.2.	any liability to any form of tax;

3.26.3.	the applicability of any provision relating to competition law in South Africa;

3.26.4.	the commercial desirability or reasonability of any of the terms of the Offering Documents or the transactions referred to therein;

3.26.5.	the suitability or adequacy or correctness of the representations, warranties and undertakings of the Offering Documents;

3.26.6.	the creditworthiness of the parties to the Offering Documents;

3.26.7.	the fulfilment of any of the conditions precedent in any of the Offering Documents;

3.26.8.	whether AngloGold will be in a position to fulfil its obligations under the Offering Documents;

3.26.9.
except with respect to paragraph 2.1.3, whether the acceptance, execution or performance of AngloGold’s obligations under the Offering Documents will result in the breach of or infringe any other agreement, deed or arrangement entered into by or binding on AngloGold; or

3.26.10.	except with respect to paragraph 2.1.2, compliance by the parties with South African law in the performance of their obligations under, and implementation of, the Offering Documents.

3.27.
The content of paragraph 1.3.3 is dependent on the integrity of the records and information systems of CIPC, which records and information systems are often incomplete and outdated. It is not possible to verify the accuracy of the search results referred to in paragraph 1.3.3 which we obtained from CIPC.

4.
This Opinion is being furnished at the request of the Addressees, on the basis that this Opinion is required under Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing, with the Commission, of the Registration Statement.

5.
This Opinion is intended solely for use in connection with the filing, with the Commission, of Registration Statement and the issuance of securities subject to the Registration Statement, and is not to be relied upon for any other purpose.

6.
We consent to (i) the filing of this Opinion with the Commission, as an exhibit to the Registration Statement, (ii) the references to this Opinion in the Registration Statement, and (iii) the references, in the Registration Statement under the section headed "Legal Matters", to Edward Nathan Sonnenbergs Inc. ("ENSafrica") (the "Consent"). In giving the Consent, ENSafrica does not admit or concede that it is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder. ENSafrica is a privately incorporated company of lawyers admitted to practice in South Africa. The lawyers of ENSafrica are, for purposes of the Consent and/or this Opinion, not admitted in any jurisdiction other than South Africa. ENSafrica does not hold itself out as being experts in nor does ENSafrica express any opinion on the law of any jurisdiction other than the laws of South Africa.

 Yours faithfully,

/s/ Edward Nathan Sonnenbergs Inc.